UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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CME GROUP INC.
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The following communication was sent to the Class B-2 shareholders by David Wescott nominee for Class B-2 director on or after May 7, 2012:

First, I would like to thank the FIA PTG for this endorsement. With all of the issues confronting our industry, many important decisions will be made by CME Group. Running this year has been a little different than in the past. Every aspect of our business seems to find its way into a headline or blog almost daily, from political comments on speculation to margins to tax treatment. In reaching out to our Class B-2 shareholders/ IMM seat holders, I’ve had the opportunity to discuss concerns that trading firms have about our industry. And frankly, I expect this to be an election where every vote counts.

Most of you should have received the Class B-2 proxies by now by mail or electronically, voting ends May 22nd. If you didn’t receive them, we can help you contact the CME to obtain your proxy control number (used for online voting). For help with this, call Michelle Barger at (312) 604 6028.

Thanks for your support,

Dave

312-604-6114

- - - - -Original Message- - - - -

From: Joanna Mallers

Sent: Thursday, May 03, 2012 8:27 AM

Subject: CME Board Election - REMINDER

FIA PTG Members:

As we have discussed, participation in the CME Board Election by B-1 and B-2 members has historically been low - please remember to exercise your right to vote. The deadlines for voting are May 22 (online) and May 23 (at the annual meeting).

As you know we created a Working Group who interviewed the 6 candidates and presented their recommendations at last month’s FIA PTG Meeting. Please find a recap of that presentation below:

•

FIA PTG’s vetting committee spent nearly six hours interviewing the candidates who are campaigning for the B-1 and B-2 positions on the Board of CME Group. To evaluate each candidate’s overall knowledge of the issues and alignment with the interests of PTG, the committee posed 10 questions, in advance, for each candidate to study and discuss with us during our meeting.

•

The questions covered exchange fees, block trades, settlements, the role of implieds, regulatory reform, datacenters as profit centers, clearing of swaps, CME Group’s competitive position, industry concerns and any conflicts of interest.

•	The committee reached a unanimous decision that the following candidates would best represent our interests on the Board of CME Group and therefore recommend PTG Members vote for:

•	Gerard Shannon (B-1 Candidate); and

•	David Wescott (B-2 Candidate)

Thanks,

Joanna

www.IMMVote.com

*    *    *

CME Group Inc. has filed a definitive proxy statement with the Securities and Exchange Commission (“SEC”) regarding the Annual Meeting of Shareholders to be held on May 23, 2012. Shareholders of CME Group Inc. are urged to read the definitive proxy statement and any other relevant materials filed by CME Group Inc. with the SEC because they contain, or will contain, important information about CME Group Inc. and the Annual Meeting. The definitive proxy statement and other relevant materials (when they become available), and any other documents filed by CME Group Inc. with the SEC, may be obtained free of charge at the SEC’s web site at www.sec.gov. In addition, shareholders may obtain free copies of these documents by contacting CME Group Inc., Shareholder Relations and Membership Services, 20 South Wacker Drive, Chicago, Illinois 60606. Shareholders are urged to read the definitive proxy statement and the other relevant materials (when they become available) before making any voting decision with respect to matters to be acted on at the Annual Meeting.

The preceding material was prepared and distributed solely by the candidate. The views and opinions expressed therein are solely those of the candidate and do not necessarily reflect the views or opinions of CME Group Inc. or its directors, officers or employees, nor have these views or opinions been approved or sanctioned by any of them.